Exhibit 10.58

2005 base salaries and incentive bonus targets for the Registrant’s executive officers.

Executive Officer	2005 Base Salary	2005 Bonus Target (units) *
G. Frederick Wilkinson, President and Chief Executive Officer	$500,000	250,000
Robert S, Mills, Senior Vice President and Chief Operating Officer	$300,000	120,000
Michael McGrane, Vice President, General Counsel, and Secretary	$246,250	73,875
David L. Weinberg, Vice President - Finance, Chief Financial Officer, and Treasurer	$204,000	61.200

* Awards may be made in cash, stock options, or a combination thereof.